Exhibit 99.1
KCSA STRATEGIC COMMUNICATIONS
880 Third Avenue New York NY 10022
T 212 682 6300 I F 212 697 0910
www.kcsa.com

Compass Diversified Holdings	Investor Relations Contact:
James J. Bottiglieri	KCSA Strategic Communications
Chief Financial Officer	Jeffrey Goldberger / Nick Rust
203.221.1703	212.896.1249 / 212.896.1299
jbottiglieri@compassequity.com	jgoldberger@kcsa.com / nrust@kcsa.com
Compass Diversified Holdings Reports 2008 Second Quarter
Financial Results
Net Income Increased to $72.6 million, from $2.5 million for the Prior Year Period
Cash Flow Available for Distribution and Reinvestment Increased by 47.7%, to $13.9 million, from $9.4 million for the Prior Year Period
Cash Flow Available for Distribution and Reinvestment Guidance of between $51 million and
$56 million given for Fiscal Year 2008
WESTPORT, CT, August 11, 2008 – Compass Diversified Holdings (Nasdaq GS: CODI) (“CODI” or the “Company”), a leading acquirer and manager of middle market businesses, announced today its consolidated operating results for the three and six months ended June 30, 2008.
2008 Second Quarter Highlights include:
•	Increase in Net Income in the current year quarter to $72.6 million from $2.5 million for the comparable prior year period, driven by the successful sale of two subsidiary companies for a combined gain to CODI of approximately $72.3 million;

•	Generation of Cash Flow Available for Distribution and Reinvestment (“Cash Flow” or “CAD”) of $13.9 million, up from $9.4 million in the prior year quarter, a 47.7 % increase;

•	Acquisition of more than 200,000 shares of CODI in the open market by the Company’s Board of Directors and management team since May 15, 2008; and

•	Declaration of cash distribution of $0.325 per share for the second quarter.
CODI increased its Cash Flow (see note regarding use of Non-GAAP Financial Measures below) to $13.9 million for the quarter ended June 30, 2008, as compared to $9.4 million for the prior year period. On a trailing twelve month basis, CODI’s Cash Flow for the period ending June 30, 2008 was $54.3 million. CODI’s weighted average number of shares for the quarter ending June 30, 2008, the quarter ending June 30, 2007 and the twelve months ending June 30, 2008 were approximately 31.5 million, 26.8 million and 31.5 million, respectively.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results for each of our subsidiaries for the periods during which CODI owned them. However, Cash Flow excludes the gains from sales of businesses.
Net income for the quarter ended June 30, 2008 was $72.6 million, as compared to $2.5 million for the quarter ended June 30, 2007. This increase primarily was due to the sale of two subsidiary businesses, Silvue Technologies Group, Inc. (“Silvue”) and Aeroglide Holdings Inc. (“Aeroglide”), in June of 2008, which collectively produced $72.3 million in gains.
As of June 30, 2008, CODI had approximately $100.2 million in cash and cash equivalents and approximately $300 million in availability under its revolving credit facility. The Company has no significant debt maturities until 2012.
Based on the strength of the Company’s performance, on July 10, 2008, CODI’s Board of Directors declared a distribution of $0.325 per share, which was paid on July 29, 2008 to all CODI shareholders of record as of July 24, 2008.
Commenting on the quarter, Joe Massoud, CEO of Compass Diversified Holdings, said, “As a whole, our current family of subsidiary companies performed very well in the second quarter of 2008. We are pleased with the 47.7% growth in Cash Flow as compared to the prior year, despite a difficult economic environment. For the full year, given how we currently see our businesses responding to the economy, we expect our company to produce between $51 million and $56 million of Cash Flow. These estimates assume retention of the substantial cash on our balance sheet and no additional deployment of this significant capital capacity prior to the end of the year. Should we be able to consummate an accretive acquisition this year, which we hope to do, 2008 Cash Flow would be higher.”
Massoud continued, “From a shareholder point of view, we are currently valued at less than seven times the midpoint of our 2008 estimate for Cash Flow. We consider this an attractive valuation for a business with our demonstrated track record and prospects for growth. We also pay our shareholders a current yield of approximately 11%, while reinvesting the substantial remainder of our Cash Flow into our business on behalf of our shareholders. In addition, we provide an extraordinarily high level of reporting transparency, allowing shareholders to clearly understand our earnings and cash flow, as well as our ability to continue to pay and grow these distributions.”
“In the second quarter, we completed the sale of two subsidiary companies, Aeroglide and Silvue. In combination with our sale of Crosman in early 2007, we have now proven the value of our underlying businesses through the generation of over $100 million in gains for our shareholders in just over two years. In addition, these sales provide substantial liquidity for us at a time when the environment provides us ample opportunities to take advantage of our unique financing model. Our current experience is that we are virtually without competitors in terms of our ability to make attractive acquisitions without dependence on the credit markets. We hope to acquire at least one additional platform subsidiary in 2008,” concluded Massoud.

On June 24, 2008, CODI consummated the sale of Aeroglide and on June 25, 2008 consummated the sale of Silvue. Aeroglide was sold to Bühler Holding AG (“Buhler”) for a total enterprise value of $95 million and CODI received approximately $85.6 million of total proceeds from the sale. The Company recorded a gain on the sale of Aeroglide of approximately $34 million in the fiscal quarter ended June 30, 2008. Pursuant to a definitive agreement signed on May 9, 2008, Silvue was sold to Mitsui Chemicals, Inc. for a total enterprise value of approximately $95 million, and CODI received approximately $70.6 million of total proceeds from the sale. The Company recorded a gain on the sale of Silvue of approximately $38.3 million.
Conference Call
Management will host a conference call this morning at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 440-5804 and the dial-in number for international callers is (719) 325-4915. The access code for all callers is 4595917. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.
A replay of the call will be available through August 23, 2008. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 4595917.
Note Regarding Use of Non-GAAP Financial Measures
CAD or Cash Flow, are non-GAAP measures used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns, with the first quarter typically being the slowest of the year. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12 month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.
About Compass Diversified Holdings (“CODI”)
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.

Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and profits.
Subsidiary Businesses
AFM Holdings Corporation and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture with the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates 435 branch locations in 35 states.
Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.
Fox Factory Holding Corp. and its consolidated subsidiaries, referred to as Fox, is a designer, manufacturer and marketer of high-end suspension products for mountain bikes, all terrain vehicles, snowmobiles and other off-road vehicles. Fox is based in Watsonville, CA.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

Forward Looking Statements
This press release contains certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission. In particular, the domestic and global economic environment has a significant impact on certain of our subsidiary companies, including our largest, CBS Personnel Holdings, Inc. The condition of the economy also impacts, to varying degrees, each of our other subsidiary businesses. Furthermore, we are uncertain as to our ability to consummate acquisitions which are accretive to shareholders, either in 2008, or beyond. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Tables Below

Compass Diversified Holdings
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
(in thousands)	2008	2007
Assets
Current assets:
Cash and cash equivalents	$100,221	$115,500
Accounts receivable, less allowances of $7,106 and $3,204	184,841	111,718
Inventories	55,581	35,492
Prepaid expenses and other current assets	39,782	11,088
Current assets of discontinued operations	—	25,443

Total current assets	380,425	299,241

Property, plant and equipment, net	30,593	20,437
Goodwill	311,953	218,817
Intangible assets, net	261,874	163,378
Deferred debt issuance costs, net	8,979	9,613
Other non-current assets	18,421	17,549
Assets of discontinued operations	—	98,967

Total assets	$1,012,245	$828,002

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$157,725	$75,716
Due to related party	823	814
Profit allocation due to Manager	15,000	—
Current portion of long-term debt	2,000	2,000
Current liabilities of discontinued operations	—	28,083

Total current liabilities	175,548	106,613

Long-term debt	152,000	148,000
Supplemental put obligation	13,570	21,976
Deferred income taxes	62,691	59,478
Other non-current liabilities	43,823	21,419
Non-current liabilities of discontinued operations	—	15,799

Total liabilities	447,632	373,285

Minority interests	79,207	21,867

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 31,525 shares issued and outstanding	423,213	443,705
Accumulated other comprehensive income	1,240	—
Accumulated earnings (deficit)	60,953	(10,855)

Total stockholders’ equity	485,406	432,850

Total liabilities and stockholders’ equity	$1,012,245	$828,002

Compass Diversified Holdings
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net sales	$398,910	$197,513	$750,045	$362,928
Cost of sales	311,049	149,824	587,376	278,909

Gross profit	87,861	47,689	162,669	84,019
Operating expenses:
Staffing expense	27,470	14,470	52,540	28,482
Selling, general and administrative expenses	41,842	22,613	78,524	36,824
Supplemental put expense	4,276	1,024	6,594	2,417
Fees to manager	3,544	2,388	7,195	4,442
Amortization expense	6,131	2,969	12,261	5,588

Operating income	4,598	4,225	5,555	6,266

Other income (expense):
Interest income	266	728	581	1,327
Interest expense	(4,674)	(1,557)	(9,346)	(3,031)
Amortization of debt issuance costs	(497)	(283)	(982)	(553)
Other income, net	102	(5)	357	1

Income (loss) from continuing operations before income taxes and minority interest	(205)	3,108	(3,835)	4,010
Provision for income taxes	848	1,650	555	2,675
Minority interest in net income (loss)	1,218	76	705	(99)

Income (loss) from continuing operations	(2,271)	1,382	(5,095)	1,434

Income from discontinued operations, net of income tax	2,577	1,150	4,607	1,981
Gain on sale of discontinued operations, net of income tax	72,296	—	72,296	36,038

Net income	$72,602	$2,532	$71,808	$39,453

Basic and fully diluted net income per share	$2.30	$0.09	$2.28	$1.67

Weighted average number of shares outstanding – basic and fully diluted	31,525	26,837	31,525	23,661

Cash distributions paid per share	$0.325	$0.30	$0.65	$0.60

Compass Diversified Holdings
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months	Six Months
	Ended	Ended
(in thousands)	June 30, 2008	June 30, 2007
Cash flows from operating activities:
Net income	$71,808	$39,453
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of 2008 dispositions	(72,296)	—
Gain on sale of 2007 disposition	—	(36,038)
Depreciation and amortization expense	18,218	11,540
Amortization of debt issuance costs	982	549
Supplemental put expense	6,594	2,417
Minority interests	1,254	249
Stockholder notes and option costs	1,134	(117)
Deferred taxes	(5,761)	(1,156)
Other	(162)	—

Changes in operating assets and liabilities, net of acquisition:
Decrease (increase) in accounts receivable	7,722	(2,666)
Increase in inventories	(5,070)	(806)
(Increase) decrease in prepaid expenses and other current assets	(17,170)	522
Increase (decrease) in accounts payable and accrued expenses	17,886	(366)
Decrease in supplemental put obligation	—	(7,880)
Other	(85)	—

Net cash provided by operating activities	25,054	5,701

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(172,550)	(127,937)
Proceeds from 2008 dispositions	153,070
Proceeds from 2007 disposition	—	119,856
Purchases of property and equipment	(7,148)	(3,835)
Other	(303)	—

Net cash used in investing activities	(26,931)	(11,916)

Cash flows from financing activities:
Proceeds from issuance of Trust shares, net	—	168,672
Net borrowing (repayment) of revolving line of credit borrowings	3,468	(84,964)
Debt issuance costs	—	(860)
Distributions paid	(20,492)	(12,270)
Other	(156)	1,911

Net cash provided by financing activities	(17,180)	72,489

Net increase (decrease) in cash and cash equivalents	(19,057)	66,274
Foreign currency adjustment	(80)	(52)
Cash and cash equivalents — beginning of period	119,358	7,006

Cash and cash equivalents — end of period	$100,221	$73,228

Compass Diversified Holdings
Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)
(unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net income	$72,602	$2,532	$71,808	$39,453
Adjustment to reconcile net income to cash provided by operating activities:
Gain on sale of businesses	(72,296)	—	(72,296)	(36,038)
Depreciation and amortization	9,027	6,795	18,218	11,540
Amortization of debt issuance costs	497	283	982	549
Supplemental put expense	4,276	1,024	6,594	2,417
Stockholder notes and other	768	451	1,134	(117)
Minority interest	1,544	207	1,254	249
Deferred taxes	(4,316)	(620)	(5,761)	(1,156)
Other	(320)	(68)	(162)	—
Changes in operating assets and liabilities	(16,888)	(3,420)	3,283	(11,196)

Net cash provided by operating activities	(5,106)	7,184	25,054	5,701
Plus:
Unused fee on credit facilities (1)	663	563	1,392	1,051
Staffmark integration and restructuring expenses	2,883	—	4,458	—
Changes in operating assets and liabilities	16,888	3,420	(3,283)	11,196
Less:
Maintenance capital expenditures (2)	1,473	1,787	3,889	2,147

Estimated cash flow available for distribution	$13,855	$9,380	$23,732	$15,801

Distribution paid in April 2008/2007			$10,246	$6,135
Distribution paid in July 2008/2007	$10,246	$9,458	10,246	9,458

	$10,246	$9,458	$20,492	$15,593

(1)	Represents the commitment fee on the unused portion of the Credit Facilities.

(2)	Represents maintenance capital expenditures that were funded from operating cash flow and excludes approximately $3.3 million and $1.6 million of growth capital expenditures for the six months ended June 30, 2008 and June 30, 2007, respectively.
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